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                                                                    EXHIBIT 10.8

                       FIRST AMENDMENT TO REVOLVING CREDIT
                             AND SECURITY AGREEMENT


            THIS FIRST AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (the "Agreement") is entered into as of September 10, 2001 by and among Robotic Vision Systems, Inc., a corporation organized under the laws of the State of Delaware ("Robotic") (successor by merger to CiMatrix LLC, a limited liability company organized under the laws of the State of Delaware ("CiMatrix"), Acuity Imaging LLC, a limited liability company organized under the laws of the State of Delaware ("Acuity"), Systemation Engineered Products, Inc., a corporation organized under the laws of the State of Wisconsin ("Systemation"), Vanguard Automation, Inc., a corporation organized under the laws of the State of Delaware ("Vanguard") and Northeast Robotics LLC, a limited liability company organized under the laws of the State of Delaware ("Northeast Robotics")) (each a "Borrower" and collectively "Borrowers"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as agent for Lenders (PNC, in such capacity, the "Agent").


                                    RECITALS

            WHEREAS, the Borrowers and PNC entered into a Revolving Credit and Security Agreement dated April 28, 2000 (as may be further amended) (the "Loan Agreement"); and

            WHEREAS, CiMatrix, Acuity, Systemation, Vanguard and Northeast Robotics have been merged into Robotic; and

            WHEREAS, the Borrowers and PNC have agreed to modify the terms of the Loan Agreement as set forth in this Agreement.

            NOW, THEREFORE, in consideration of PNC's continued extension of credit and the agreements contained herein, the parties agree as follow:


AGREEMENT

            1. ACKNOWLEDGMENT OF BALANCE. Borrowers acknowledge that the most recent statement of account sent to Borrower with respect to the Obligations is correct.

            2. MODIFICATIONS. The Loan Agreement be and hereby is modified as follows:

            A. The following definitions contained in Subsection I.1.2 of the Loan Agreement are hereby deleted and new definitions are substituted therefor to read as follows:

                  "Maximum Revolving Advance Amount" shall mean $10,000,000 subject to the permanent reductions to the Maximum Revolving Advance Amount pursuant to Section 2.13 hereof.

                  ""Revolving Interest Rate" shall mean an interest rate per annum equal to the Base Rate plus one percent (1%) with respect to Domestic Rate Loans.

                  "Undrawn Availability" at a particular date shall mean an amount equal to (a) the Formula Amount minus (b) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers Account, plus (c) cash of the Borrowers in Blocked Accounts or in accounts of the Borrowers with the Agent.

            B. Definitions of the following terms contained in Subsection I.1.2 of the Loan Agreement are hereby deleted: "Eurodollar Rate" and "Eurodollar Rate Loan."



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            C. Subsections 2.1(a)(y)(i),(ii) and (iii) are hereby deleted and a new Subsection 2.1(a)(y)(i),(ii) and (iii) are substituted therefor to read as follows:

                  (i) Intentionally left blank

                  (ii) up to the lesser of (A) 80%, subject to the provisions of
                  Section 2.1(c) hereof ("Inventory Advance Rate"), of the value of the EXIM Bank Guaranteed Inventory or (B) $6,000,000 in the aggregate at any one time, plus

                  (iii) up to the lesser of 90%, subject to the provisions of
                  Section 2.1(c) hereof (the "EXIM Receivables Advance Rate"), of the value of the EXIM Bank Guaranteed Receivables (the EXIM Receivables Advance Rate and the Inventory Advance Rate shall be referred to, collectively, as the "Advance Rates"); provided, however, that in no event shall (A) the sum of 2.1(a)(y)(ii) and 2.1(a)(y)(iii) exceed $10,000,000 or (B) the ratio of 2.l(a)(y)(ii) to 2.1(a)(y)(iii) exceed 4.0:1.0 or such other ratio as may be required by the EXIM Borrower Agreement, minus

            D. Subsection 2.2(a) is hereby deleted and a new Subsection 2.2(a) is substituted therefor to read as follows:

                  (a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 11:00 a.m. on a Business Day of a Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

            E. Subsections 2.2(b), (c), (d), (e), (f) and (g) and Subsection 2.4(c) are hereby deleted from the Loan Agreement.

            F. Subsection 2.8 is hereby deleted and a new Subsection 2.8 is substituted therefor to read as follows:

                  2.8 Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of Letters of Credit ("Letters of Credit") on behalf of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount; provided, further, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit issued for such Borrower would then cause the sum of (i) the outstanding Revolving Advances to such Borrower plus (ii) the amount available to be drawn under outstanding Letters of Credit issued or caused to be issued on behalf of such Borrower to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The maximum amount of outstanding Letters of Credit shall not exceed $1,700,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

            G. Subsection 2.14 is hereby deleted and a new Subsection 2.14 is substituted therefor to read as follows:



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                  2.14 Use of Proceeds. Borrowers shall apply the proceeds of
                  Advances to (i) pay fees and expenses relating to this transaction and (ii) to provide for their working capital needs.

            H. Subsections 3.1 and 3.2(a) are hereby deleted and new Subsections
3.1 and 3.2(a) are substituted therefor to read as follows:

                  3.1 Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Base Rate announced by PNC changes, the Revolving Interest Rate shall be increased or decreased without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate as of the effective date of such change. Upon and after the occurrence of an Event of Default, and during the continuation thereof',
                  (i) the Obligations shall bear interest at the applicable Revolving Interest Rate for Domestic Loans plus two percent (2%) per annum (as applicable, the "Default Rate").

                  3.2 Letter of Credit Fees.

                  (a) Borrowers shall pay (x) to Agent, for the benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by (i) one and one-half percent (1.50%) per annum with respect to Trade Letters of Credit or (ii) the Base Rate plus one percent (1%) with respect to Standby Letters of Credit, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term (y) to Agent, for the benefit of the Issuer, one-quarter percent (.25%) of the face amount of each Standby Letters of Credit, and (z) to the Issuer, any and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the "Letter of Credit Fees"). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

                  At the Agent's request at any time while an Event of Default is continuing, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender's possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such


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                  account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon cure or waiver of such Event of Default as long as no other Event of Default is then continuing or upon payment and performance in full of all Obligations and termination of this Agreement or if the amounts held therein exceed the amounts available to be drawn under such Letters of Credit plus amounts drawn and outstanding thereunder by more than 105%.

            I. Subsections 3.7 and 3.8 are hereby deleted from the Loan
Agreement.

            J. Subsection 4.15(h) is hereby deleted and a new Subsection 4.15(h) is substituted therefor to read as follows:

                  (h) Establishment of a Lockbox Account, Dominion Account. All funds of the Borrowers, including but not limited to all proceeds of Collateral, shall, at the direction of Agent, be deposited by Borrowers into a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such bank as may be selected by Borrowers and be acceptable to Agent. Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Account shall immediately become the property of Agent to be applied against the Obligations or in accordance with any cash management arrangement with the Agent and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrowers shall deposit all funds, including proceeds of Collateral, or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

            K. Subsection 6.5 is hereby deleted and a new Subsection 6.5 is substituted therefor to read as follows:

                  6.5 Net Worth. Maintain a Net Worth in amounts not less than:
                  $85,697,000 at June 30, 2001; $71,700,000 at September 30,
                  2001; $67,000,000 at December 31, 2001; $65,000,000 at March
                  31, 2002; $66,000,000 at June 30, 2002, and $72,000,000 at
                  September 30, 2002 and, subsequent to September 30, 2002, Net Worth must increase each fiscal quarter thereafter by an amount no less than $2,000,000. For the purposes of determining Net Worth: (i) revaluations of Intangibles will not be considered; and (ii) writedowns of the valuation of Inventory for the fiscal fourth quarter in amounts up to $5,000,000 will not be considered.

            L. A new Subsection 6.14 is hereby added to the Loan Agreement to read as follows:

                  6.14 Minimum Undrawn Availability. Maintain at all times an Undrawn Availability of at least $3,000,000.

            M. Subsection 7.6 is hereby deleted and a new Subsection 7.6 is substituted therefor to read as follows:

                  7.6 Capital Expenditures. Other than the assumption of up to $5,000,000 of capitalized leases in connection with Permitted Acquisitions (as described in paragraph (i) of the definition of Permitted Acquisitions), contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases and


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                  capitalized software) in any fiscal year in an aggregate
                  amount for all Borrowers in excess of $10,000,000, less the amount of any assumed capitalized leases in connection with any Permitted Acquisitions.

            N. Subsections 9.7 and 9.8 are hereby deleted and new Subsections
9.7 and 9.8 are substituted therefor to read as follows:

                  9.7 Annual Financial Statements. Furnish Agent within ninety
                  (90) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the "Accountants"). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused the Loan Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof. In addition, the reports shall be accompanied by a certificate of each Borrower's Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by such Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof.

                  9.8 Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders' equity and cash flow of Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrowers. The reports shall be accompanied by a certificate signed by the Chief Financial Officer of each Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers' compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof and, additionally, shall furnish to Agent a detailed report of Borrowers' cost-cutting efforts, including, but not limited to, salary reductions, facility closings, research and development reductions and reductions of other administrative expenses.

            3. SATISFACTION OF NATIONAL BANK OF CANADA OBLIGATION. The Agent acknowledges that the obligation of Borrowers to the National Bank of Canada has been fully paid and satisfied and that a certain $15,000,000 Amended and Restated Revolving Credit Note dated as of June 12, 2000 from the Borrowers in favor of the National Bank of Canada has been paid in full and released.

            4. ACKNOWLEDGMENTS. Borrowers acknowledge and represent that:

            A. the Loan Agreement and the Other Documents, as amended hereby, are in full force and effect without any defense, claim, counterclaim, right or claim of set-off;



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            B. to the best of their knowledge, no default by the Agent or
Lenders in the performance of their duties under the Loan Agreement or the Other Documents has occurred;

            C. all representations and warranties of the Borrower contained herein and in the Other Documents are true and correct in all material respects as of this date, except for any representation or warranty that specifically refers to an earlier date;

            D. Borrowers have taken all necessary action to authorize the execution and delivery of this Agreement; and

            E. this Agreement is a modification of an existing obligation and is not a novation.

            5. WAIVERS.

            A. Borrowers have advised that Robotic, on November 21, 2000, acquired the outstanding shares of Abante Automation, Inc., and on January 3, 2001, acquired the outstanding shares of Auto Image ID, Inc. In connection with such acquisitions the Agent hereby waives Borrowers failure to comply with Subsections 6.9, 7.1(c), 7.4 and 7.8 of the Loan Agreement.

            B. Borrowers also have advised the Agent that the financial statements prepared and delivered to the Agent for the period beginning October 1, 1999 and ending March 31, 2001 were not prepared in accordance with GAAP and, accordingly in connection therewith, Agent waives Borrowers failure to comply during the above stated period with the requirements set forth in the Loan Agreement pursuant to Subsections 6.8 and 9.7.

            6. CONSENT TO SALE OF ASSETS. The Agent agrees that it will, upon delivery by the Borrower of a purchase and sale agreement reasonably satisfactory to the Agent for the sale of the assets of Borrower's material handling business, consent to the sale of such assets, and in connection therewith release all security interests and authorize the Borrower to terminate all UCC Financing Statements with respect to such assets, provided that the Agent receives a fully executed copy of the purchase and sale agreement with all exhibits and schedules thereto within ten (10) days subsequent to the execution of such purchase and sale agreement.

            7. PRECONDITIONS. As preconditions to the effectiveness of any of the modifications, consents, or waivers contained herein, the Borrowers shall deliver to the Agent, simultaneously with the execution hereof: (i) Secretary's Certificates of each Borrower containing Resolutions authorizing the execution of this Agreement and the Second Amended and Restated Revolving Credit Note;
(ii) an executed original of the $10,000,000 Second Amended and Restated Revolving Credit Note; (iii) an amendment and waiver fee in the amount of $100,000; and (iv) Agent's counsel's fees.

            8. POSTCONDITIONS. Within sixty (60) days of the date hereof, the Borrowers shall deliver to the Agent, with respect to the merger of CiMatrix, Acuity, Systemation, Vanguard and Northeast Robotics into Robotic: (i) certified certificates of merger reflecting said mergers in each of the applicable jurisdictions; (ii) certified certificates of good standing indicating that Robotic has qualified to do business in each jurisdiction where the merged entities were qualified to do business (unless Robotic has formally withdrawn from such jurisdiction); (iii) searches evidencing that all UCC Financing Statements of the merged entities have been amended to reflect the name of Robotic in all jurisdictions where filings were originally made against the merged entities; and (iv) opinion of Borrower's counsel as to the effectiveness of the various mergers and indicating that Robotic is the successor to all of the merged entities. Additionally, within fifteen (15) days of the date hereof, the Borrowers must provide evidence to the Agent that the Agent has dominion and control over all of Borrowers' funds as required by Subsection 4.15(h). Failure by the Borrowers to comply with the provisions contained herein shall be deemed a Default under the Loan Agreement.

            9. MISCELLANEOUS. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without reference to that state's conflicts of law principles. This Agreement, the Loan Agreement and the Other Documents constitute the sole agreement of the parties with respect to the subject matter thereof and supersede all oral negotiations and prior writings with respect to the subject matter thereof. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless


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set forth in writing and signed by the parties hereto. The illegality, unenforceability or inconsistency of any provision of this Agreement shall not in any way affect or impair the legality, enforceability or consistency of the remaining provisions of this Agreement, the Loan Agreement or the Other Documents. This Agreement, the Loan Agreement and the Other Documents are intended to be consistent. However, in the event of any inconsistencies among this Agreement, the Loan Agreement and any of the Other Documents, the terms of this Agreement, then the Loan Agreement, shall control. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.

            10. DEFINITIONS. The terms used herein and not otherwise defined or modified herein shall have the meanings ascribed to them in the Loan Agreement. The terms used herein and not otherwise defined or modified herein or defined in the Loan Agreement shall have the meanings ascribed to them by the Uniform Commercial Code as enacted in New York.


            IN WITNESS WHEREOF, the undersigned have signed and sealed this Agreement the day and year first above written.



                                    ROBOTIC VISION SYSTEMS, INC.



                                    BY:
                                       ----------------------------------
                                        NAME: PAT V. COSTA
                                        TITLE: PRESIDENT


                                    PNC BANK, NATIONAL ASSOCIATION



                                    BY:
                                       ----------------------------------
                                        NAME: MICHELLE STANLEY-NURSE
                                        TITLE: VICE PRESIDENT






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